Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release

MINUTEMAN INTERNATIONAL FIRST QUARTER OPERATIONS

HELD “FAIRLY STEADY” DESPITE SLOW ECONOMIES

Declares 59th Consecutive Quarterly Dividend

ADDISON, IL, May 9, 2003 – Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment manufacturer, reported that its operating results for the first quarter of 2003 “were fairly steady despite the lingering effects of a cautious business climate,” according to Gregory J. Rau, president.

Rau pointed out that the Company’s first quarter 2003 sales were off only 3.3 percent compared to the first quarter of 2002, adding that sales for the first quarter of 2002 were bolstered by the final shipments of a substantial order from the United States Postal Service for biohazard vacuums.

Some weakness was noted in demand from the commercial equipment industry in the United States.  All other divisions of the business — industrial products, cleaning chemicals and international revenue — were higher for the first quarter of 2003, with overseas sales leading the way with a 17.1 percent increase over the first quarter of 2002.  Minuteman sells its equipment in more than 60 countries, with foreign revenues approximating 20 percent of the Company’s overall sales.  Gross profit as a percent of net sales was 29.8 percent for the first quarter of 2003 and 28.9 percent for the comparable prior-year period. The increase was due to a favorable product mix from commercial, industrial and chemical customers.

“Cost containment, along with new product development, have been the principal components of our strategy for maintaining market share and moderating sales and earnings softness over the past couple of years,” Rau said.  “That we were able to actually improve our gross profit as a percent of net sales and keep our operating margin commensurate with the decrease in sales is a tribute to our managers embracing those objectives.”

Sales for the first three months of 2003 were $18,634,000, down from $19,261,000 for the first three months of 2002.  For the first quarter of 2003, net income fell 22.3 percent to $473,000, or $.13 per share, from $609,000, or $.17 per share for the first quarter of 2002.

Rau noted that the major factor in the earnings decline was an increase in interest expense, primarily related to non-cash charges for a derivative financial instrument, while income from operations declined only $38,000 from a year ago.

Minuteman’s financial position remains sound.  Shareholders’ equity surpassed $40 million, equal to a book value of $11.28 per share.  Working capital of $36 million represents a current ratio of 5.4.

For the second quarter of 2003, Rau remains cautious given the economic situation in general and the impact it may have on the Company’s operations.  New products, such as the labor-saving SCV Rider Scrubber, an outgrowth of the $1.5 million the Company invested in research and product development during 2002, could help to stimulate sales. A continued focus on efficiencies could also have a favorable impact on operations as the year progresses.

The Board of Directors has approved the 59th consecutive quarterly dividend in the amount of $.09 per share, payable May 30, 2003 to shareholders of record as of May 15, 2003.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of Minuteman and PowerBoss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label.  The corporation has dealers in more than 60 countries.  More information can be found on the company’s Web site at www.minutemanintl.com

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  The Company believes that forward-looking statements made by it are based upon reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2003	2002	% Change

Net Sales	$18,634	$19,261	(3.3)

Cost of Sales	13,080	13,692	(4.5)

Gross Profit	$5,554	$5,569	(0.3)

Selling Expenses	3,451	3,402	1.4

General and Administrative Expenses	1,131	1,157	(2.2)

Income from Operations	$972	$1,010	(3.8)

Interest Expense, net	(192)	(20)
Other Income (Expense), net	(2)	9

Total Other Expense, net	(194)	(11)

Income before Income Taxes	$778	$999	(22.1)

Income Tax Expense	305	390	(21.8)

Net Income	$473	$609	(22.3)

Net Income Per Share — Basic and diluted	$.13	$.17

Average Number of Shares Outstanding - Basic	3,580	3,574

Average Number of Shares Outstanding – Diluted	3,587	3,587